CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS

OF SERIES A-1 PREFERRED STOCK AND SERIES B PREFERRED STOCK

OF

INTERLEUKIN GENETICS, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Interleukin Genetics, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly approved and adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting duly held on June 28, 2012, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and its By-Laws (the “Bylaws”), and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), there is hereby created, out of the SIX MILLION (6,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation authorized, unissued and undesignated, a series of the Preferred Stock designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred Stock”) consisting of FIVE MILLION (5,000,000) shares and a series of Preferred Stock designated “Series B Preferred Stock” (the “Series B Preferred Stock”) consisting of FIVE HUNDRED THOUSAND (500,000) shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

1.	Dividends.

1.1         Rate. The holders of the Series A-1 Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends at the rate of 8% of the applicable Original Purchase Price (as defined below) per annum, payable out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

No dividends (other than those payable solely in the Common Stock (as defined in the Certificate of Incorporation) of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends at the rate of 8% of the applicable Original Purchase Price accruing on a daily basis based on a 365-day year on the Series A-1 Preferred Stock and Series B Preferred Stock shall have been paid or declared and set apart during that fiscal year, and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section) is paid with respect to all outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock in an amount for each such share of Series A-1 Preferred Stock and Series B Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A-1 Preferred Stock and Series B Preferred Stock could then be converted.

1.2         Stock Dividend. If the Corporation shall declare a distribution on the Common Stock (other than any distribution described in Section 2) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A-1 Preferred Stock and the Series B Preferred Stock shall be entitled, out of funds legally available therefor, to a proportionate share of any such distribution as though the holders of the Series A-1 Preferred Stock and the Series B Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of the Series A-1 Preferred Stock and the Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

2.	Liquidation Preference.

2.1         First. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A-1 Preferred Stock and Series B Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of two times the applicable Original Purchase Price plus all declared but unpaid dividends on such share for each share of Series A-1 Preferred Stock and Series B Preferred Stock then held by them. Except as provided below, the “Original Purchase Price” for the Series A-1 Preferred Stock shall be $1.80 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) and for the Series B Preferred Stock shall be $6.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares). If upon the occurrence of any liquidation, dissolution or winding up of the Corporation, the assets and funds thus distributed among the holders of the Series A-1 Preferred Stock and the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A-1 Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

2.2         Second. After payment to the holders of the Series A-1 Preferred Stock and Series B Preferred Stock of the amounts set forth in Section 2.1, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock, the Series A-1 Preferred Stock and Series B Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of the Series A-1 Preferred Stock and the Series B Preferred Stock then held by them.

2.3         Change of Control. At the election of the holders of at least a majority of the outstanding shares of Series A-1 Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis, for purposes of this Section 2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of the Series A-1 Preferred Stock, the Series B Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Section 2.4) amounts as specified in Sections 2.1 and 2.2.

2.4         Valuation. Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall, to the fullest extent permitted by law, be the fair market value of such securities or other property as determined by an investment banking firm of national recognition, which firm shall be selected by unanimous resolution of the Board of Directors.

3.	Voting Rights; Directors.

3.1         As-Converted Basis. For all matters, including voting on matters where the holders of the Series A-1 Preferred Stock and the Series B Preferred Stock have a separate vote as a single class, each holder of shares of the Series A-1 Preferred Stock or Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A-1 Preferred Stock or Series B Preferred Stock, as the case may be, could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class on an as-converted basis) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A-1 Preferred Stock and Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

3.2         Election of Directors. So long as at least forty percent (40%) of the originally issued shares of Series A-1 Preferred Stock remain outstanding, the holders of Series A-1 Preferred Stock, voting together as a class, shall be entitled to nominate and elect three (3) members of the Board of Directors at each meeting or pursuant to each consent, if permitted, of the Corporation's stockholders for the election of directors. So long as at least forty percent (40%) of the originally issued shares of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock, voting together as a class, shall be entitled to nominate and elect one (1) member of the Board of Directors at each meeting or pursuant to each consent, if permitted, of the Corporation's stockholders for the election of directors. Any additional members of the Board of Directors shall be nominated and elected or appointed in accordance with the provisions of the Certificate of Incorporation and Bylaws, and, for the avoidance of doubt and subject to the rights of any series of Preferred Stock, the holders of Series A-1 Preferred Stock and Series B Preferred Stock shall be entitled to vote in each election of directors with the Common Stock and on an as-converted basis.

3.3         Vacancy; Removal. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A-1 Preferred Stock pursuant to Section 3.2, the remaining director or directors so elected by the holders of the Series A-1 Preferred Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of Series A-1 Preferred Stock) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. In the case of a vacancy in the office of the director elected by the holders of the Series B Preferred Stock pursuant to Section 3.2, the holders of the Series B Preferred Stock may, by affirmative vote of a majority of the Series B Preferred Stock outstanding, elect a successor to hold the office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of the Series A-1 Preferred Stock or Series B Preferred Stock or any director so elected as provided in the two preceding sentences hereof, may be removed during the aforesaid term of office, without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock or Series B Preferred Stock, as the case may be.

4.	Conversion.

The holders of the Series A-1 Preferred Stock and Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1         Right to Convert. Each share of Series A-1 Preferred Stock and Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Purchase Price by the Series A-1 Conversion Price or the Series B Conversion Price, as applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The “Series A-1 Conversion Price” shall initially be $0.3196, subject to adjustment as hereinafter provided, and the “Series B Conversion Price” shall initially be $0.2745, subject to adjustment as hereinafter provided.

4.2         Mechanics of Conversion.

4.2.1        Exchange of Certificates. Before any holder of Series A-1 Preferred Stock or Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A-1 Preferred Stock or Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A-1 Preferred Stock or Series B Preferred Stock, as the case may be, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such time.

4.2.2        Conditional Exchange. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act of 1933, as amended (the “Act”), the conversion may, at the option of any holder tendering shares of Series A-1 Preferred Stock or Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A-1 Preferred Stock or Series B Preferred Stock shall not be deemed to have converted such Series A-1 Preferred Stock or Series B Preferred Stock until immediately prior to the closing of such sale of securities.

4.3         Conversion Price Adjustments for Certain Dilutive Issuances.

4.3.1        Series A-1 Conversion Price Adjustments for Certain Dilutive Issuances. The Series A-1 Conversion Price shall be subject to adjustment from time to time as follows:

4.3.1(a)   Series A-1 Dilutive Issuance. If the Corporation shall issue, after the date upon which any shares of Series A-1 Preferred Stock were first issued (the “Series A-1 Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A-1 Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Series A-1 Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in Section 4.3) be adjusted to a price determined by multiplying such Series A-1 Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4.3.5(A) or (B)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Series A-1 Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4.3.5(A) or (B)) plus the number of shares of such Additional Stock.

4.3.1(b)   Series A-1 No Adjustment. No adjustment of the Series A-1 Conversion Price for the Series A-1 Preferred Stock shall be made in an amount less than $0.01 per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsection 4.3.5(C) and (D), no adjustment of such Series A-1 Conversion Price pursuant to this Section 4.3.1 shall have the effect of increasing the Series A-1 Conversion Price above the Series A-1 Conversion Price in effect immediately prior to such adjustment.

4.3.2        Series B Conversion Price Adjustments for Certain Dilutive Issuances. The Series B Conversion Price shall be subject to adjustment from time to time as follows:

4.3.2(a)   Series B Dilutive Issuance. If the Corporation shall issue, after the date upon which any shares of Series B Preferred Stock were first issued (the “Series B Purchase Date”) and before the 24th month anniversary of the Series B Purchase Date (the “Dilutive Issuance Period”), any Additional Stock without consideration or for a consideration per share less than the Series B Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Series B Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in Section 4.3) be adjusted to a price determined by multiplying such Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4.3.5(A) or (B)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Series B Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4.3.5(A) or (B)) plus the number of shares of such Additional Stock.

4.3.2(b)   Series B No Adjustment. No adjustment of the Series B Conversion Price for the Series B Preferred Stock shall be made in an amount less than $0.01 per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to the Dilutive Issuance Period, or shall be made at the end of the Dilutive Issuance Period. Except to the limited extent provided for in subsection 4.3.5(C) and (D), no adjustment of such Series B Conversion Price pursuant to this Section 4.3.2 shall have the effect of increasing the Series B Conversion Price above the Series B Conversion Price in effect immediately prior to such adjustment.

4.3.3        Cash Payment. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

4.3.4        Non-Cash Payment. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

4.3.5        Derivative Securities. In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply:

(A)          The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4.3.3 and 4.3.4), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(B)          The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4.3.3 and 4.3.4).

(C)          In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of Section 4.3.1(a) and 4.3.2(a)), the Series A-1 Conversion Price and/or the Series B Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(D)          Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A-1 Conversion Price and/or the Series B Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of Section 4.3.1(a) and 4.3.2(a)) shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(E)          The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4.3.5(A) and (B) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4.3.5(C) or (D).

4.3.6        “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.3.5) by the Corporation, (i) in relation to Section 4.3.1, after the Series A-1 Purchase Date and (ii) in relation to Section 4.3.2, during the Dilutive Issuance Period, other than:

(A)         Common Stock issued pursuant to a transaction described in Section 4.4;

(B)          Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation, including at least a majority of the directors elected by the Series A-1 Preferred Stock and Series B Preferred Stock;

(C)         the issuance of Common Stock pursuant to the conversion or exercise of convertible or exercisable securities;

(D)         the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act; or

(E)          Common Stock issued (or deemed to have been issued) pursuant to a transaction approved by a majority of the directors elected by the holders of the Series A-1 Preferred Stock and by all of the directors elected by the holders of the Series B Preferred Stock.

4.4         Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Series A-1 Purchase Date in relation to the Series A Preferred Stock or Series B Purchase Date in relation to the Series B Preferred Stock, shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A-1 Conversion Price and the Series B Conversion Price shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

4.5         Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A-1 Preferred Stock or Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4.4 or a merger or other reorganization referred to in Section 2.3) the Series A-1 Conversion Price then in effect or the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A-1 Preferred Stock or Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A-1 Preferred Stock or Series B Preferred Stock immediately before that change.

4.6         No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate to protect the Conversion Rights of the holders of the Series A-1 Preferred Stock and Series B Preferred Stock against impairment.

4.7         Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A-1 Preferred Stock and Series B Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A-1 Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A-1 Conversion Price or Series B Conversion Price, as applicable, for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A-1 Preferred Stock and/or Series B Preferred Stock.

4.8         Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A-1 Preferred Stock and Series B Preferred Stock:

4.8.1        at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clauses (iii) and (iv) above; and

4.8.2        in the case of the matters referred to in clauses (iii) and (iv) above, at least 10 days' prior written notice of the event.

4.9         Reservation of Stock lssuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A-1 Preferred Stock and Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A-1 Preferred Stock and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-1 Preferred Stock and Series B Preferred Stock, the Corporation will, to the fullest extent permitted by law, take such corporate action as may, in the opinion of its counsel, be necessary from time to time to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for the purpose of effecting the conversion of all of the outstanding shares of the Series A-1 Preferred Stock and Series B Preferred Stock, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

4.10       Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A-1 Preferred Stock or Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A-1 Preferred Stock or Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

4.11       Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A-1 Preferred Stock or Series B Preferred Stock shall be deemed given if by electronic transmission, deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's electronic mail address, address or facsimile number appearing in the records of the Corporation.

5.	Restrictions and Limitations.

5.1         Restrictions. So long as any shares of Series A-1 Preferred Stock or Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the voting power of the then outstanding shares of the Series A-1 Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis:

5.1.1        Redemption of Preferred. Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series A-1 Preferred Stock or Series B Preferred Stock otherwise than by conversion in accordance with Section 4.

5.1.2        Redemption of Common. Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

5.1.3        Senior Securities. Authorize or issue (by merger, including merger into another corporation, or otherwise), or obligate itself to issue, any other security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A-1 Preferred Stock and Series B Preferred Stock as to dividend, voting, redemption rights or liquidation preferences (including non-convertible debt securities with a liquidation preference or similar type of bonus provisions);

5.1.4        Change of Control. Effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or effect any consolidation or merger involving the Corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation, in each case, pursuant to which the holders of the Corporation’s voting capital stock immediately prior to such transaction would not be the holders, directly or indirectly, immediately after such transaction of a majority in interest of the voting securities of the entity surviving such transaction or series of related transactions;

5.1.5        Subsidiary. Permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any wholly owned subsidiary, any stock of such subsidiary; or

5.1.6        Number of Authorized Shares. Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock.

5.2         Series A-1 Preferred Stock Amendments. The Corporation shall not amend its Certificate of Incorporation without the approval, by vote or written consent, by the holders of 66% of the Series A-1 Preferred Stock if such amendment would adversely affect any of the rights, preferences or privileges provided for herein for the benefit of any shares of the Series A-1 Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Certificate of Incorporation without the approval of the holders of 66% of the Series A-1 Preferred Stock if such amendment would:

5.2.1        Dividends. Reduce the dividend rates on the Series A-1 Preferred Stock provided for herein, or if cumulative, make such dividends non-cumulative, or defer the date from which such dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of the Series A-1 Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

5.2.2        Liquidation. Reduce the amount payable to the holders of the Series A-1 Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of the Series A-1 Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation;

5.2.3        Redemption. Make the Series A-1 Preferred Stock redeemable at the option of the Corporation; or

5.2.4        Conversion. Cancel or modify the Conversion Rights of the Series A-1 Preferred Stock.

5.3         Series B Preferred Stock Amendments. The Corporation shall not amend its Certificate of Incorporation without the approval, by vote or written consent, by the holders of 66% of the Series B Preferred Stock if such amendment would adversely affect any of the rights, preferences or privileges provided for herein for the benefit of any shares of the Series B Preferred Stock. Without limiting the generality of the preceding sentences, the Corporation will not amend its Certificate of Incorporation without the approval of the holders of 66% of the Series B Preferred Stock if such amendment would:

5.3.1        Dividends. Reduce the dividend rates on the Series B Preferred Stock provided for herein, or if cumulative, make such dividends non-cumulative, or defer the date from which such dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of the Series B Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

5.3.2        Liquidation. Reduce the amount payable to the holders of the Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of the Series B Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation;

5.3.3        Redemption. Make the Series B Preferred Stock redeemable at the option of the Corporation; or

5.3.4        Conversion. Cancel or modify the Conversion Rights of the Series B Preferred Stock.

6.	No Reissuance of Series A-1 Preferred Stock or Series B Preferred Stock.

No share or shares of Series A-1 Preferred Stock or Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as shares of Series A-1 Preferred Stock or Series B Preferred Stock, as applicable.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be signed by Lewis H. Bender, its Chief Executive Officer, this 29th of June 2012.

By:	/s/ Lewis H. Bender
Name: Lewis H. Bender
Title: Chief Executive Officer

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